Exhibit 10.3


                        INTERCORPORATE SERVICES AGREEMENT


     This INTERCORPORATE SERVICES AGREEMENT (the "Agreement"), effective as of January 1, 2003, is between TITANIUM METALS CORPORATION, a Delaware corporation ("TIMET"), and TREMONT LLC, a Delaware limited liability company. ("Recipient").

                                    Recitals

     A. Employees and agents of TIMET perform management, legal, environmental, financial, OPEB and administrative functions for Recipient without direct compensation from Recipient.

     B. Recipient does not separately maintain the full internal capability to perform all necessary management, legal, environmental, financial, OPEB and administrative functions that Recipient requires.

     C. The cost of maintaining the additional personnel by Recipient necessary to perform the functions provided for by this Agreement would exceed the fee set forth in Section 3 of this Agreement, and the terms of this Agreement are no less favorable to Recipient than could otherwise be obtained from a third party for comparable services.

     D. Recipient desires to continue receiving the management, legal, environmental, financial, OPEB and administrative services presently provided by TIMET and TIMET is willing to continue to provide such services under the terms of this Agreement.

                                    Agreement

     For and in consideration of the mutual premises, representations and covenants herein contained, the parties hereto mutually agree as follows:

     Section 1. Services to be Provided. TIMET agrees to make available to Recipient, upon request, the following services (the "Services") to be rendered by the internal staff of TIMET and affiliates of TIMET:

          (a)   Consultation,   and  assistance   with  respect  to  certain  of
     Recipient's real properties and interests including environmental matters pertaining thereto;

          (b) Consultation and assistance in maintenance of financial records and controls;

          (c) Consultation and assistance in with respect to the administration and audit of Recipient's retiree medical plan;

          (d) Consultation and assistance with respect to abandoned property, including, without limitation, preparation and filing of reports with government authorities; and

          (e) Such other services as Recipient may request from time to time.

     Section 2. Miscellaneous Services. It is the intent of the parties hereto that TIMET provide only the Services requested by Recipient in connection with routine functions related to the ongoing operations of Recipient and not with respect to special projects, including corporate investments, acquisitions and divestitures. The parties hereto contemplate that the Services rendered in connection with the conduct of Recipient's business will be on a scale compared

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to that existing on the effective date of this Agreement,  adjusted for internal corporate growth or contraction, but not for major corporate acquisitions or divestitures, and that adjustments may be required to the terms of this Agreement in the event of such major corporate acquisitions, divestitures or special projects. Recipient will continue to bear all other costs required for outside services including, but not limited to, the outside services of attorneys, auditors, trustees, consultants, transfer agents and registrars, and it is expressly understood that TIMET assumes no liability for any expenses or services other than those stated in Section 1. In addition to the fee paid to TIMET by Recipient for the Services provided pursuant to this Agreement, Recipient will pay to TIMET the amount of out-of-pocket costs incurred by TIMET in rendering such Services.

     Section 3. Fee for Services. Recipient agrees to pay to TIMET $28,705 quarterly on the first business day of each quarter, commencing as of April 1, 2003, pursuant to this Agreement.

     Section 4. Original Term. Subject to the provisions of Section 5 hereof, the original term of this Agreement shall be from April 1, 2003 to December 31, 2003.

     Section 5. Extensions. This Agreement shall be extended on a quarter-to-quarter basis after the expiration of its original term unless written notification is given by TIMET or Recipient thirty (30) days in advance of the first day of each successive quarter or unless it is superseded by a subsequent written agreement of the parties hereto.

     Section 6. Limitation of Liability. In providing its Services hereunder, TIMET shall have a duty to act, and to cause its agents to act, in a reasonably prudent manner, but neither TIMET nor any officer, director, employee or agent of TIMET or its affiliates shall be liable to Recipient for any error of judgment or mistake of law or for any loss incurred by Recipient in connection with the matter to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of TIMET.

     Section 7. Indemnification of TIMET by Recipient. Recipient shall indemnify and hold harmless TIMET, its affiliates and their respective officers, directors and employees from and against any and all losses, liabilities, claims, damages, costs and expenses (including attorneys' fees and other expenses of litigation) to which TIMET or any such person may become subject arising out of the Services provided by TIMET to the Recipient hereunder, provided that such indemnity shall not protect any person against any liability to which such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on the part of such person.

     Section 8. Confidentiality. Except as otherwise required by applicable law, each of the parties agrees that it will maintain in confidence all confidential information regarding the other party supplied to it in the course of the performance of this Agreement.

     Section 9. Further Assurances. Each of the parties will make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as the other party may reasonably request and as may reasonably be required in order to effectuate the purposes of this Agreement and to carry out the terms hereof.

     Section 10. Notices. All communications hereunder shall be in writing and shall be addressed, if intended for TIMET, to 1999 Broadway, Suite 4300, Denver, Colorado 80202, Attention: President or such other address as it shall have furnished to Recipient in writing, and if intended for Recipient, to Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240, Attention:
President, or such other address as it shall have furnished to TIMET in writing.

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     Section 11. Amendment and Modification. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated other than by agreement in writing signed by the parties hereto.

     Section 12. Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of TIMET and Recipient and their respective successors and assigns, except that neither party may assign its rights under this Agreement without the prior written consent of the other party.

     Section 13. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of Texas.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


TITANIUM METALS CORPORATION                      TREMONT LLC




By: /s/ J. Landis Martin                         By: /s/ Steven L. Watson
    --------------------                             --------------------
    J. Landis  Martin,  Chairman of the Board,       Steven L. Watson, President
    President and Chief Executive Officer


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